Exhibit 99.1

Excerpts from Information Memorandum

Summary of historical financial results

($ in millions)	2004(a)	2005	2006
	(unaudited)	(unaudited)	(unaudited)

Net revenue
Television	$1,271.3	$1,360.7	$1,605.7
Radio	328.4	359.1	381.5
Internet	18.1	26.3	38.3
Music	193.0	206.4	141.1
Total net revenue	$1,810.8	$1,952.5	$2,166.7
Growth (%)	19.6%	7.8%	11.0%

Adjusted EBITDA
Television	$497.4	$548.4	$705.0
Radio	117.9	142.5	152.0
Internet	(6.7)	1.2	9.8
Music	31.2	37.3	(0.9)
Corporate(b)	(23.8)	(42.6)	(32.8)
Total Adjusted EBITDA	$616.1	$686.7	$833.1
Margin (%)	34.0%	35.2%	38.3%

(a)          Pro forma for the results of operations from the variable interest entities (“VIEs”), Disa and Puerto Rico, beginning January 1, 2004.  VIEs are entities in which Univision owns equity and whose equity ownership varies depending upon the performance of the entity.  On a historical basis, the consolidation of VIEs started on March 31, 2004.  Puerto Rico was acquired by the Company on June 30, 2005. Disa was acquired on October 26, 2006.

(b)         Corporate expenses are reported in the results of the Television segment for external reporting purposes.

Maintenance capital expenditures were $45.0 million, $53.6 million and $51.8 million for fiscal years 2004 through 2006, respectively.

Adjusted EBITDA

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude non-cash charges, certain non-recurring items, certain estimated adjustments to costs and revenues and certain estimated cost savings that we expect to realize in the future.  We believe that the adjustments are appropriate to provide additional information to investors to illustrate the impact that these adjustments would have had on our operating performance if the sale of the Company (“Transaction”) to entities owned by an investment consortium (“Buyer”) had been completed and the cost savings were realized on January 1, 2006 and if the adjustments had been made and other benefits had been realized in the year indicated in the table.  However, we cannot assure you that if these adjustments occurred in 2004-2006, our estimate of Adjusted EBITDA would be the same.

Adjusted EBITDA is not, and should not be used as an indicator of or alternative to operating income, net income or cash flow as reflected in our consolidated financial statements, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  Since the definition of Adjusted EBITDA (or similar measures) may vary among companies and industries it may not be comparable to other similarly-titled measures of other companies.

Our presentation of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example:

•       Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•       Adjusted EBITDA does not reflect our interest expense, which will be significant after the Transactions;

•       Adjusted EBITDA does not reflect income taxes on our taxable earnings;

•       Adjusted EBITDA does not reflect items believed by management to be unusual or non-recurring; and

•       although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacement.

Historical EBITDA adjustments

	Year Ended December 31,
($ in millions)	2004	2005	2006
	(unaudited)	(unaudited)	(unaudited)
Net income	$255.9	$187.2	$349.2
Other expense (income):
Interest expense, net	66.1	84.0	88.1
Gain on sale of Entravision stock	—	—	(1.5)
Loss on extinguishment of debt	0.5	—	—
Amortization of deferred financing costs	3.5	3.3	2.6
Stock dividend	(6.5)	(1.8)	(1.8)
Equity loss in unconsolidated subsidiaries and other	1.9	(1.0)	(2.5)
Non temporary decline in fair value of investments	—	81.9	5.2
Noncontrolling interest of variable interest entities	7.3	4.1	0.9
Provision for income taxes	164.6	182.0	226.2
Operating income	493.3	539.8	666.4

Depreciation and amortization	101.4	93.2	90.8

Stock compensation expense(a)	—	—	12.7
Televisa litigation costs, payments made under protest and expected recovery of license fee overpayments(b)	4.0	10.8	18.7
Strategic alternative costs(c)	—	—	13.3
Cost reduction plan(d)	—	30.3	—
Asset impairment charge(e)	—	—	1.6
Estimated cost savings(f)	—	—	27.2
Estimated incremental satellite provider revenues(g)	—	—	8.4
Special equity compensation(h)	4.3	5.8	(3.8)
Severance and other compensation(i)	7.9	6.1	1.1
Other(j)	5.3	0.7	(3.3)
Adjusted EBITDA	$616.1	$686.7	$833.1

(a)          Consists of non-cash stock compensation expense recorded under the provisions of SFAS No. 123(R) “Share-Based Payment.”

(b)         2004:

Consists of $0.2 million of legal fees and other costs related to litigation with Televisa, and $3.8 million of program license fees paid to Televisa, which the Company believes were overpaid. The Company believes that Univision has a right to recover all license fee overpayments.

2005:

Consists of $1.2 million of legal fees and other costs related to litigation with Televisa, $7.6 million of payments made to Televisa under protest pending resolution of the litigation, and $2.0 million of program license fees paid to Televisa, which the Company believes were overpaid. The Company believes that Univision has a right to recover all payments made under protest and license fee overpayments.

2006:

Consists of $9.4 million of legal fees and other costs related to litigation with Televisa, $8.0 million of payments made to Televisa under protest pending resolution of the litigation, and $1.3 million of program license fees paid to Televisa, which the Company believes were overpaid. The Company believes that Univision has a right to recover all payments made under protest and license fee overpayments.

(c)          Consists of strategic alternative costs, primarily related to legal, banking and consulting fees incurred in connection with the Transaction.

(d)         Consists of employee termination and abandonment of programming and other costs incurred in connection with a cost reduction plan announced on November 2, 2005.

(e)          Consists of an asset impairment charge relating to the write-down of a loan receivable. This write-down was recorded as SG&A expense.

(f)            Consists of $11.5 million of estimated savings from a vendor efficiency program; $6.5 million of estimated savings from the elimination of redundancies and improvement in back-office efficiency; and $9.2 million of estimated savings as a result of not having public equity. The estimated vendor efficiency savings are based on recommendations of third party consultants. The estimated cost savings are expected to result from modifications to employee medical plans; changes in employee travel policy; and the consolidation and renegotiation of vendor contracts such as contracts for office supplies, utilities, telecommunications, advertising and promotions, insurance, shipping, security and other services.

The $6.5 million of savings from the elimination of redundancies and improvement of back-office efficiencies are expected to result from the creation of a centralized shared service center that will use a new enterprise resource planning system. The Company expects that approximately half of the anticipated redundancies will be eliminated in July 2007, with the remaining efficiencies to be phased in over the following six months.

The $9.2 million savings expected to result from no longer having public equity consists of workforce reductions, primarily in our current executive offices, totaling $5.6 million and other savings associated with SEC reporting, compliance with listing requirements and related expenses of having public equity, including lower directors’ and officers’ insurance expense, elimination of certain directors fees, lower printing and annual report distribution costs and certain cash costs associated with stock options.

Adjusted EBITDA does not take into account severance costs or consulting fees which will be incurred in order to realize these cost savings. These cost savings adjustments are presented as if the Transaction had been completed and the cost savings were in place as of January 1, 2006.  Comparable cost savings adjustments are not reflected in the 2004 and 2005 results.

(g)         Consists of the incremental amount of estimated rate increases for the year ended December 31, 2006 that we believe we will receive when we execute a new carriage agreement with a satellite television provider. Our prior carriage agreement expired on January 19, 2005, and we are currently operating under the terms of the expired agreement which contains a carriage fee that is substantially below market and below the amount that we are currently receiving from all currently contracted Multiple Systems Operators on a per subscriber basis. On February 25, 2005, the satellite provider expressed in writing its willingness to apply any future rate increases retroactively to January 19, 2005. We were negotiating a new carriage agreement prior to commencing the strategic alternatives process in February of 2006, but we suspended negotiations because of the pending Transaction. We believe that after consummation of the Transaction we will enter into a new carriage agreement that is at least as favorable as the carriage agreement that we were negotiating prior to commencing the strategic alternatives process, but we cannot assure you that we will be able to achieve the rate increases we expect. The benefit of any retroactive rate increase for the period from January 19, 2005 to December 31, 2005 is not included in this adjustment.

(h)         2004 and 2005:

Consists of the accrued expenses relating to a put right held by Diara Inc., which is wholly-owned by Jose Behar, President and Chief Executive Officer of Univision Music Group.In 2009, Diara has a put right and the Company has a call right to acquire Diara’s remaining interests based on the estimated value of Univision Music LLC, less the amount of cash generated by Univision Music LLC.

2006:

Consists of the non-cash reversal of prior period accruals relating to a put right held by Diara Inc., which is wholly-owned by Jose Behar, President and Chief Executive Officer of Univision Music Group.In 2009, Diara has a put right and the Company has a call right to acquire Diara’s remaining interests based on the estimated value of Univision Music LLC, less the amount of cash generated by Univision Music LLC. The accrual for the obligations under the put right was reversed based on a revised estimate of the value of Univision Music LLC.

(i)             Consists of non-ordinary course severance and other non-ordinary compensation including consulting costs paid to former executives.

(j)    2004:

Consists of $2.3 million for obsolete programming write-offs, $1.3 million for overpayment of Mexican Value Added Tax for which the Company is seeking reimbursement, $1.0 million of stock option withholding accrual, and $0.7 million for the results of certain variable interest entities prior to the date, March 31, 2004, when the Company began to consolidate variable interest entities. There is no certainty that the Company will receive the entire amount (or any) of the reimbursement sought from the Mexican government for payment of Value Added Tax.

2005:

Consists of $2.6 million for overpayment of Mexican Value Added Tax for which the Company is seeking reimbursement, and $0.5 million of stock option withholding accrual, offset by a gain on sale of real estate of $2.4 million. There is no certainty that the Company will receive the entire amount (or any) of the reimbursement sought from the Mexican government for payment of Value Added Tax.

2006:

Consists of $1.2 million for overpayment of Mexican Value Added Tax for which the Company is seeking reimbursement, offset by a reimbursement for $4.5 million of production costs received in 2006.There is no certainty that the Company will receive the entire amount (or any) of the reimbursement sought from the Mexican government for payment of Value Added Tax.

Our Strategy

Our goal is to strengthen our position as the leading Spanish-language media company in the United States.  We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following initiatives:

Continue to Grow our Audience.  Since our initial public offering in 1996, we have grown our national television network total day audience share from 3.0% to 5.1% in 2006 and our total day audience share in our local television markets from 8.4% to 17.4%.  Since the 2003 Arbitron Summer book, we have grown our average audience share in our radio markets from 7.3% to 9.6% in the 2006 Arbitron Summer book.  We generated this growth by providing compelling programming to the growing Hispanic audience.  Over the past 13 years,  Hispanic viewers have shifted their television viewing from English-language to Spanish-language programming, increasing Spanish-language television viewing as a percentage of their total prime time viewing from 35% to 54%.  In addition, the U.S. Census Bureau estimates that, from 2000 through 2010, the population of adults ages 18-49, which is the most important advertising demographic, will increase by 29% among U.S. Hispanics while it will decline by 2% among non-U.S. Hispanics.  We intend to further grow our audience by continuing to (i) invest in the development of compelling in-house programming, providing culturally relevant themes to the Hispanic audience; (ii) leverage the value of our exclusive long-term access to leading programming; (iii) expand our potential Hispanic audience by counter-programming our networks; and (iv) invest in and develop key on-air talent in both television and radio.

Maintain our Spanish-Language Audience Share.  From 1996 to 2006, we have generally attracted between 75% and 80% of the Spanish-language television audience.  We intend to maintain our leading audience share by: (i) leveraging our unmatched distribution platform to the Hispanic audience; (ii) using our unique cross-promotion capabilities to drive audiences to our television, radio and Internet distribution channels; (iii) capturing the benefit of our scale by securing exclusive content cost-effectively; (iv) enhancing our relationship with key content providers; and (v) reinforcing our brand in the Hispanic community by continuing to provide quality programming and a valued forum for the Spanish-language community.

Enhance our Revenue Growth.  Our revenue growth has been driven by the importance of the growing Hispanic demographic to U.S. advertisers and our unique appeal to this audience.  As our national television network prime time audience among adults 18 to 49 grew at a compound annual rate of 6.7% from 1996 to 2006, our television net revenues grew at a compound annual rate of 16%.  We expect that our audience will continue its rapid growth and, importantly, we believe that we are improving advertisers’ recognition of the opportunity created by Spanish-language advertising to Hispanic audiences.

•                                          New Advertisers.  In 2006, only 137 of the top 300 network advertisers purchased advertising time on our networks and we believe many of those under-allocated to Spanish advertising in proportion to the U.S. Hispanic population.  We see considerable opportunity in the top advertisers that do not currently advertise on our networks.  In the past year alone, Univision attracted 36 new advertisers.  Partnered with existing advertisers, our market research department has developed extensive studies highlighting the incremental sales opportunity driven by our advertisers’ ability to reach Hispanic consumers in their native language.  Using public information highlighting Hispanic demographic purchasing power growth and our proprietary market research, we believe our sales force will continue to convince advertisers of this opportunity in Spanish-language advertising.

•                                          Existing Advertisers.  We intend to increase our  share of  our existing advertisers’ budgets by continuing to drive strong audience growth, improving our value proposition to our clients and developing relationships with new brand managers within existing advertisers’ companies.  Our 10 largest television advertisers in 2006 have almost doubled their spending with us since 2002.  In addition, many of our existing advertisers begin to advertise on our stations before migrating to our networks with increased spending.  Currently, 55 of the top 300 network advertisers are advertising on our stations but not yet on our networks.  We intend to develop this pipeline by continuing to highlight the opportunity in Spanish-language advertising.

•                                          Using the NTI as a Catalyst.  A key catalyst driving both elements of our advertiser growth is our inclusion in the Nielsen Television Index (“NTI”).  We believe that the inclusion of our networks into Nielsen’s national NTI rating service and the elimination of the Hispanic-only Nielsen Hispanic Television Index (“NHTI”) rating service starting in September 2007 will, for the first time, highlight to media buyers that Univision is on average the fifth most watched network in the United States and, on many nights, has a larger audience than one of CBS, NBC, ABC or Fox.  We believe our prominent ranking among all U.S. networks regardless of format, will encourage media buyers to increase their advertising spending on our networks.

Maximize our Free Cash Flow.  Since our initial public offering in 1996, we have consistently generated strong operating margins and free cash flow due to our modest capital expenditure and other cash requirements.  We are focused on maximizing our free cash flow by targeting audience and revenue growth initiatives that do not require significant incremental expenditures.

In addition, we have identified an estimated $27 million of potential annual cost savings that will further enhance our operating margins.  We intend to consolidate our vendor contracts and renegotiate them on more favorable terms.  We are also establishing a centralized shared service center that will use a new enterprise resource planning system.  This shared service center will allow us to eliminate redundancies and improve our back-office efficiency.  Finally, following completion of the Transaction we expect to realize savings by virtue of not having public equity and closing our current executive offices.  As we seek to realize these cost savings, we will continue to review our operations to ensure efficiency and to look for incremental cost savings opportunities.

Assets held for sale.  Buyer has advised us that they intend to divest certain non-core assets after completion of the Transaction, including our music publishing and recording businesses and a portfolio of  non-core radio stations.  In aggregate, these assets currently generate approximately $15 million in adjusted EBITDA.  Based on market comparables and independent 3rd party valuations, we believe the proceeds from these sales will be well in excess of the amount required to pay down the $500 million second lien asset sale bridge.

Opportunity to close revenue gap.  In 2006, our networks generated a 5.1% national audience share, but received only 2.4% of the industry’s $42.0 billion in gross television network advertising revenue.  Likewise, in our local markets, our owned stations had 17.4% in-market weighted average audience share, but received only 7.8% of the $9.8 billion in television gross advertising revenues spent in the markets in which they operate.  This difference between the proportion of advertising dollars allocated to us and the much higher proportion of advertising dollars that would accurately reflect the audience delivery is known as the “revenue gap”.

The revenue gap is estimated to be a $2.1 billion annual opportunity.  Even without additional population growth or additional purchasing power growth, Hispanic television advertising spend would increase by more than 40% by achieving its “fair share” of advertising dollars.  While the revenue gap has existed for many years, management believes inclusion of Univision in the NTI will be a major step in closing the gap.

Substantial television revenue gap opportunity

Source: Company estimates based on Adults 18–49 total day audience share and estimated market revenue.

Related Party Portion of Programming

Televisa and Venevision programming represented approximately 31% and 13% in 2006 of Univision’s broadcast hours and approximately 36% and 4%, respectively, of Univision’s combined gross advertising revenue.  Univision’s in-house programming accounted for approximately 46% of gross advertising revenue, and approximately 29%  of broadcast hours, in 2006.

FORWARD-LOOKING STATEMENTS

Certain statements contained within this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases you can identify forward-looking statements by terms such as “anticipate,” “plan,” “may,” “intend,” “will,” “expect,” “believe” or the negative of these terms, and similar expressions intended to identify forward-looking statements.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Also, these forward-looking statements present our estimates and assumptions only as of the date of this report.  Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this report.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: cancellation or reductions in advertising; failure of our new or existing businesses to produce projected revenues or cash flow; failure to obtain the benefits expected from cross-promotion of media; regional downturns in economic conditions in those areas where our stations are located; changes in the rules and regulations of the Federal Communications Commission; a decrease in the supply or quality of programming; an increase in the cost of programming; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; Internet piracy, home copying and Internet downloading; further recorded music industry declines; potential impact of new technologies; unanticipated interruption in our broadcasting for any reason, including acts of terrorism; write downs of the carrying value of assets due to impairment; failure to obtain expected savings from our vendor efficiency review, organization changes and the Transactions; and a failure to achieve profitability, growth or anticipated cash flows from acquisitions.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006.